Exhibit 99.2

MBIA Inc. 113 King Street Armonk, NY 10504 www.mbia.com NEWS RELEASE

FOR IMMEDIATE RELEASE

Media Contacts:	Willard Hill
1-914-765-3860
Elizabeth James
1-914-765-3889

Investor Contact:	Greg Diamond
1-914-765-3190

MBIA FURTHER ADDRESSES PREVIOUSLY DISCLOSED $30.6 BILLION MULTI-SECTOR CDO EXPOSURE

ARMONK, N.Y.—December 20, 2007— MBIA Inc. (NYSE: MBI) has announced that in response to media and other inquiries received as a result of information the Company posted on December 19, 2007 on its Web site relating to its collateralized debt obligations (“CDO”) exposure, the Company is issuing the following statement:

The information posted on December 19, 2007 discloses no additional Multi-Sector CDO exposure. The information provides detail on the composition of MBIA’s $30.6 billion Multi-Sector CDO exposure that had previously been provided in its Operating Supplement. MBIA discussed its exposure to CDO transactions with inner CDOs (“CDO-Squared”) during a conference call for investors on August 2, 2007.

Standard & Poor’s, Moody’s and Fitch have confirmed that this information was provided to them and was taken into consideration in their recent ratings analyses. The information was also made available to Warburg Pincus prior to their entering into the previously disclosed Investment Agreement, and that agreement is not affected by this information.

The additional detail being provided today in the Table below describes the collateral composition of MBIA’s CDO-Squared transactions. The purpose of this information is to provide further detail about MBIA’s Multi-Sector CDO portfolio. MBIA had not previously detailed these transactions because they contain less than 25 percent direct U.S. RMBS collateral.

1CDOs of Multi-Sector High Grade Collateral

		Collateral as a % of Total Pool
Year issued	Net Par ($ mil)	RMBS	(Sub – prime)	ABS	CBO/ CLO	CDO of ABS	Other CDO	Total	Original Base AAA/Aaa Subordination	Current Subordination Below MBIA

2004[2]	1,350	0%	(0%)	0%	71%	18%	11%	100%	3.5%	10.0%
2005	1,430	20%	(20%)	0%	61%	15%	4%	100%	3.9%	10.0%
2006	1,115	24%	(22%)	0%	50%	21%	5%	100%	4.1%	10.0%
2006	1,077	21%	(21%)	4%	29%	38%	8%	100%	8.4%	13.0%
2007	990	22%	(15%)	0%	38%	34%	6%	100%	4.3%	15.0%
2007[3]	2,175	0%	(0%)	0%	50%	12%	2%	100%	3.0%	13.0%

Sub-total	8,137

[1]

MBIA’s CDOs of Multi-Sector High Grade Collateral are diversified transactions generally anchored by CBO/CLOs and containing buckets of other collateral including highly rated tranches of CDOs of ABS collateral. No one transaction contains more than 38% of CDOs of ABS collateral as a percentage of the total collateral base. The deals are diversified by collateral and vintage, with 47% originated from 2005 and prior, 30% from 2006 and 23% from 2007. The underlying collateral ratings as of 12/10/07 remain strong with approximately 70% of the underlying collateral is rated AAA; 17% rated AA; 8% rated A, 3% rated BBB and 2% rated BIG.

[2]	All underlying collateral is rated Aaa/AAA.

[3]

All underlying collateral is rated Aaa/AAA. Also, percents do not total to 100% due to 36% unused commitment. Based upon purchase price and rating requirements, remaining collateral inclusions are not expected to be CDO of ABS.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA’s innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.’s principal operating subsidiaries, MBIA Insurance Corporation and MBIA UK Insurance Limited, have financial strength ratings of Triple-A from Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings. MBIA has offices in London, Madrid, Milan, New York, Paris, San Francisco, Sydney and Tokyo. Please visit MBIA’s Web site at www.mbia.com.

2